2017 consumer electronics and detroit auto showS DEMONSTRATE

HOW SMART YOUR GLASS COULD BE WITH new automotive uses

for SPD-Smartglass by Research frontiers

Las Vegas, Nevada and Detroit, Michigan. January 9, 2017 – The bold and innovative ways that the automotive industry is using patented SPD-SmartGlass by Research Frontiers (Nasdaq: REFR) was shown this past week at the Consumer Electronics Show (CES) in Las Vegas and the North American International Auto Show in Detroit. SPD-SmartGlass technology allows you to instantly change the tint of glass automatically or at the touch of a button in your car, home, office or smart phone.

Over five years ago, Mercedes showed that SPD-SmartGlass can be practical, functional, elegant, reliable, and fun with the industry-first introduction into serial production of the MAGIC SKY CONTROL panoramic roof using SPD-SmartGlass technology on the newly designed SLK roadster. Since then Mercedes has put this on five additional redesigned car models: their SL roadster in 2012, the S-Class Coupe in 2014, the S-Class Maybach in 2015, and their flagship S-Class Sedan in 2016.

Now, Corning Inc. has taken a dramatic step forward towards bringing to real life the advanced use of glass first introduced by Corning in their “A Day Made of Glass” video series which has been viewed over 30 million times. At the 2017 Consumer Electronics Show, Corning introduced a concept car that features an SPD-SmartGlass panoramic roof and rear glass. This remarkable large roof and curved rear glass is made using SPD-SmartGlass light-control film laminated between Corning’s Gorilla® Glass, a special chemically-strengthened thin and lightweight glass.

Last year at the Consumer Electronics Show, Continental Corporation, one of the world’s top five automotive suppliers, debuted its “Intelligent Glass Control” system on a demonstration vehicle at a special event at the CES. This vehicle, a Ford Mondeo station wagon, uses Research Frontiers’ patented SPD-SmartGlass technology to enable the glass in all eleven side and rear windows and in the top sunvisor portion of the windshield to change its transparency and darken instantly through electronic control signals. This increases passenger comfort, energy efficiency, safety and security. This year Continental presented at CES an even more advanced vehicle with enhanced and more sophisticated electronics, glass and sensors.

Continental indicated that its Intelligent Glass Control system increases passenger comfort and lowers CO2 emissions by keeping the interior of the vehicle cooler. As a result, smaller, more efficient and lighter air conditioning units could be used. Calculations showed a reduction in CO2 emissions of four grams per kilometer. Continental also estimates that their Intelligent Glass Control system can increase the driving range of electric vehicles by 5.5%. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC.

Continental also highlighted the safety benefits of its Intelligent Glass Control system in typical driving situations such as when the sun is low on the horizon. Normally the driver’s hand instinctively goes from the steering wheel to the sun visor, resulting in both impaired visibility and a brief decrease in control of the vehicle. Continental’s Intelligent Glass Control system can detect this in advance and darken the car windows automatically before the event even occurs.

Continental’s Intelligent Glass Control system also enhances security and privacy. For example, when the vehicle is parked, the windows darken automatically so the inside of the vehicle cannot be seen from the outside. This also protects the interior of vehicles and their occupants from heat, light and UV radiation.

Joseph M. Harary, President and CEO of Research Frontiers, the company which invented SPD-SmartGlass technology and has licensed it throughout the world for use in the automotive, aircraft, architectural, marine and museum industries noted: “This year the content of both the Consumer Electronics Show and the Detroit Auto Show demonstrates how far cars have evolved. Cars are no longer just means of transportation, but have become more and more an extension of the driver and passengers inside them. SPD-SmartGlass technology has become a major part of enhancing the driver and passenger experience through its safety, comfort and energy-saving benefits. And the benefits of SPD-SmartGlass technology will become even more important as cars become more connected, and the more prevalent electric and self-driving vehicles become.”

Research Frontiers is the developer and licensor of patented SPD-Smart light-control film technology. SPD-Smart light-control film transforms widely used products – windows, skylights and more – into products that instantly and precisely control the light, glare and heat entering a home, office, or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from dimmer switches and photosensors, to those that are integrated into smart homes or intelligent office control and building management systems. The unequalled performance characteristics of SPD-SmartGlass helps optimize energy-saving daylight harvesting benefits and many other desired outcomes such as increased security, noise reduction and protection from harmful ultraviolet light.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology, the world’s best-selling smart window technology, which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. Corning® Gorilla® Glass is a trademark of Corning Incorporated.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com